EXHIBIT 99.1

WORLD AIRWAYS ANNOUNCES
$126 MILLION CONTRACT TO SUPPORT
AIR FORCE PASSENGER FLYING

Company Updates 2003 Financial Guidance

Peachtree City, GA – September 17, 2003 – World Airways, Inc. (NASDAQ: WLDA) today announced that the Air Force’s Air Mobility Command (AMC) has approved its airlift contract for FY 2004, and World Airways’ contract is valued at $125.8 million for fixed passenger flying. This represents an increase of 68% compared to last year’s $75 million fixed passenger award. The FY 2004 AMC contract will begin on October 1, 2003.

Hollis L. Harris, World Airways’ chairman and CEO, noted, “We remain a committed and enthusiastic member of the Air Mobility Command support team. World Airways has supported the air transportation needs of the Air Force since 1956, and we look forward to continuing our relationship for the coming year.”

The FY 2004 AMC airlift contract did not include long-term expansion flying or cargo components. These missions will be included along with normal ad-hoc expansion business solicited by AMC throughout the coming fiscal year. The Company expects the Air Force to continue requesting both passenger and cargo expansion flying to support the continuing U.S. anti-terrorism efforts in Afghanistan and Iraq.

Harris concluded, “We’re proud of our long-term relationship and outstanding record of support for the Air Force. We believe there is excellent potential for us to add a large amount of expansion flying to the upcoming year’s contract. In addition, we are continuing to build momentum in our marketing efforts to add new business with a growing base of commercial passenger and cargo customers.”

Update on Guidance

Based on higher-than-anticipated military activity associated with supporting the U.S. anti-terrorism efforts, as well as improved commercial passenger and cargo revenues, World Airways is revising its financial guidance upward for 2003. The Company now expects 2003 revenues in the range of $470 to $480 million compared to its prior guidance of $440 to $460 million and operating income in the range of $25 to $30 million compared to its prior guidance of $15 to $20 million for 2003.

Utilizing a well-maintained fleet of international range, widebody aircraft, World Airways has an enviable record of safety, reliability and customer service spanning more than 55 years. The Company is a U.S. certificated air carrier providing customized transportation services for major international passenger and cargo carriers, the United States military and international leisure tour operators. Recognized for its modern aircraft, flexibility and ability to provide superior service, World Airways meets the needs of businesses and governments around the globe. For more information, visit the Company’s website at www.worldair.com.

[“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition in the market for air transportation services, the cyclical nature of the air carrier business, reliance on key marketing relationships, fluctuations in operating results and other risks detailed from time to time in the Company’s periodic reports filed with the SEC (which reports are available from the Company upon request). These various risks and uncertainties may cause the Company’s actual results to differ materially from those expressed in any of the forward looking statements made by, or on behalf of, the Company in this release.]